EXHIBIT 10.7

**-Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Commission.

                   BROADBAND TECHNOLOGIES OEM SUPPLY AGREEMENT


LUCENT TECHNOLOGIES INC.                       BROADBAND TECHNOLOGIES, INC.
600 MOUNTAIN AVENUE                            4024 STIRRUP DRIVE
MURRAY, HILL, NEW JERSEY  07974                DURHAM, NC  27709-3737


                   BROADBAND TECHNOLOGIES OEM SUPPLY AGREEMENT

LUCENT TECHNOLOGIES INC.                            BROADBAND TECHNOLOGIES, INC.
600 Mountain Avenue                                 4024 Stirrup Drive
Murray, Hill, New Jersey  07974                     Durham, NC  27709-3737

This Agreement, which is effective as of February 4, 1998 (the "Effective Date") is by and between Lucent Technologies Inc. ("Company") and BroadBand Technologies, Inc., ("Supplier") (collectively the "Parties").

WHEREAS, Company wishes to purchase certain Material of Supplier's manufacture for resale to Company's customers and upon completion of certain research and development work, Company may supplement the list of Material subject to this Agreement; and

WHEREAS, Company may provide Company proprietary information and technology to Supplier to enable the design and manufacture of the Materials; and

WHEREAS, Supplier desires to produce and sell such Materials to Company for Company's use, including resale to Company's customers.

NOW THEREFORE, the Parties agree as follows:

                                 1. Introduction


1.1 ATTACHMENTS - The following Attachments are hereby made part of this
Agreement:

                  Attachment 1 Definitions
                  Attachment 2  Engineering Change Control Procedures


1.2 DEFINITIONS - The terms set out in Attachment 1 which are used in capitalized form in this Agreement, whether in the singular and/or plural form, shall have the meanings set forth in Attachment 1. Additionally, any term defined in the body of this Agreement, which appears in capitalized form, and whether in the singular and/or plural form, shall have the meaning so set out in this Agreement

1.3 EFFECTIVE PERIOD OF AGREEMENT - The term of this Agreement shall commence on the Effective Date and shall, except as otherwise provided in this Agreement, continue in effect for five (5) years.

1.4 MATERIAL - Material is hereby offered for sale by Supplier and may be purchased by Company in accordance with the terms and conditions stated in this

Agreement. This Agreement is a non-commitment agreement and Material shall be furnished by Supplier on an as-ordered basis. The Parties will from time to time identify Material to be sold under this Agreement in Product Letters, which shall identify the Materials, specifications, prices and discounts, packing and labeling requirements, forecast commitment periods and other specific terms regarding the product or component involved. A Product Letter shall not be effective until it is agreed to in writing by both Parties. In the event of a conflict between the terms of a Product Letter and the terms of this Agreement, the terms of the Product Letter shall govern.

1.5 SPECIFICATIONS OR DRAWINGS - The technical specifications set out in Product Letters (referred to herein as "Technical Specifications" or "Specifications") shall govern the Material to be purchased pursuant to this Agreement.

         (a) In accordance with the notification requirements outlined in
Section 11.12, Supplier shall provide Company with at least thirty (30) days prior written notice of any change affecting conformance with the Technical Specifications proposed to be made by Supplier in the Material furnished pursuant to said Technical Specification under this Agreement. Company shall have a reasonable period of time to determine if the Material that will incorporate the changed specifications will comply with the original specifications for the ordered Material.

         (b) If Company, in its sole discretion, does not agree to the change proposed by Supplier, then in addition to all other rights and remedies at law or equity or otherwise, and without any cost to or liability or obligation of Company, Company shall have the right to terminate any or all purchase orders for Material affected by such change.

1.6     DISCONTINUANCE
         (a) Supplier shall continue to supply Material to Company pursuant to the Technical Specification for the term of the Agreement and for one year after the expiration of this Agreement. If Supplier is unable to continue to thus supply or discontinues manufacture of Material, Company shall be entitled to one year's advance notice and Company shall have the following options: (i) Company may enter into good faith discussions with Supplier concerning continued supply of Material, which discussions may include identification of any possible purchaser of the product line from Supplier so that Company can pursue continued supply from any such purchaser; (ii) the opportunity for Company to offer to purchase the product line in the event Supplier seeks to sell; and/or (iii) the opportunity for Company to place an end of life purchase order for the discontinued Material, which Supplier will accept during the notice period. "Discontinuance" includes, but is not limited to, changes in the Form, Fit or Function of the Material. Supplier will accept delivery schedules for such Material extending up to six months after such end of life purchase order has been submitted.

         (b) Supplier shall offer for sale to Company during the term of this Agreement and until 5 years after the earlier of discontinuance of the relevant Material or of expiration or termination of this Agreement, maintenance, replacement and repair parts

("Parts") which are functionally equivalent and identical in Form, Fit and Function to the Material covered by this Agreement. The price for the Material and Parts shall be the price set forth in Supplier's then current agreement with Company for said Material or Parts or, if no such agreement exists, a price agreed upon by Company and Supplier. If the Parties fail to agree on a price, the price shall be a reasonably competitive price for said Material or Parts at the time for delivery. The Material and Parts shall be warranted as set forth in
Section 4.1.

                              2. Orders and Payment

2.1 INVOICING FOR GOODS - Supplier shall: (1) render an original invoice, or as otherwise specified in this Agreement, which shows the order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or the order. If prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

2.2 MARKING - All material furnished under this Agreement shall be marked for identification purposes in accordance with the Specifications set forth in this Agreement and as follows:

         (a) with Supplier model/serial number; and
         (b) with month and year of manufacture.

         In addition, Supplier shall add any other identification which might be requested by Company such as but not limited to indicia conforming to Company's serialization Plan. Charges, if any, for such additional identification marking shall be as agreed upon by Supplier and Company. This Section does not reduce or modify Supplier's obligations under Section 11.6.

2.3 PACKING, LABELING AND SERIALIZATION - Material purchased, repaired, replaced or refurbished under this Agreement shall be packed, labeled and serialized by Supplier at no additional charge in accordance with Product Letters .

2.4 PAYMENT TERMS - Payment shall be net 30 days from the later of the date of delivery or the date of invoicing for the Material by Company.

2.5 PRICE AND DISCOUNTS - Prices and discounts for Material are set forth in the applicable Product Letters and they shall remain in effect during the term of this Agreement or for the period specified in the applicable Product Letters.

2.6 FORECASTS - Company shall provide Supplier with six (6) month rolling forecasts of Material it believes it will purchase from Supplier. However, said forecasts are only provided to assist Supplier in planning its manufacturing activities and they do not commit or bind Company to purchase or the Supplier to supply any Materials, or any quantity of Materials. A forecast only becomes binding upon the Parties when a Purchase Order, as set forth below, is forwarded by Company to Supplier and Supplier duly accepts it and the agreed upon delivery schedule for such Purchase Order is within ninety (90) days, except that such 90-day forecast commitment period may be altered by mutual agreement of the Parties for particular Material described in Product Letters. At such time, any changes to the volume of Materials committed to by the Parties shall be governed by Sections 2.7, 2.8 and 2.9 below.

2.7 PURCHASE ORDERS - Purchase orders issued under this Agreement shall be sent to the following address:

         BroadBand Technologies, Inc.
         P.O. Box 13737
         4024 Stirrup Drive
         Durham, North Carolina  27709-3737
         ATTN: Customer Logistics Department

         This Agreement shall incorporate the typed or written provisions on Company's orders issued pursuant to this Agreement. Printed provisions on Company's orders (except as specified otherwise in this Agreement), boilerplate provisions in electronic orders and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments, except as otherwise set forth in this Agreement.

         Purchase orders shall specify: (a) description of Material, inclusive of any numerical/alphabetical identification referenced in the price list in this Agreement, (b) delivery date, (c) applicable price, (d) location to which the Material is to be shipped and (e) location to which invoices shall be sent for payment.

         Orders consistent with the Company forecast and requesting delivery more than ninety (90) days (or the alternate forecast commitment period specified for particular Material in the applicable Product Letter) from the date the order is received by Supplier will be accepted or rejected by Supplier in writing within five (5) business days from receipt of the order. Orders requesting delivery in less than ninety days and which exceed the forecast shall be deemed accepted unless Supplier provides written notice to the contrary within ten (10) business days from receipt of the order.

         Company may at any time subsequent to the issuance of a purchase order under this Agreement change the purchase order quantity at no charge in accordance with the schedule below:

         Number of Days Prior to    Allowable Increase/Decrease
         Scheduled Shipment Date        (% of P.O. Quantity)

         0-90 (or 0-alternate forecast       0%      0%
         commitment period)

         91-greater (or alternate forecast  100%   100%
         commitment period-greater)

Company will make reasonable efforts to provide forecasts and purchase orders for Material that avoid sharp increases or decreases in production.

2.8 SHIPPING - Supplier shall: (1) ship the Material covered by this Agreement or order complete unless instructed otherwise; (2) ship to the destination designated in the Agreement or order; (3) ship according to routing instructions given by Company; (4) refer to this Agreement and the order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (6) mark the Agreement and order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company without a writing. All deliveries will be FOB Supplier's factory. If Supplier does not comply with Company's written shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier), any increased costs incurred by Company as a result of Supplier's noncompliance.

2.9 SHIPPING INTERVAL - The delivery schedule applicable to each purchase order will be set forth in the purchase order.

         If Supplier does not deliver by the delivery date specified in the applicable purchase order, then in addition to all other rights and remedies at law or equity or otherwise, and without any liability or obligation of Company, Company shall have the right to: (a) cancel such purchase order following the expiration of a five (5) business day grace period, or (b) extend such delivery date to a later date, subject, however, to the right to cancel as in (a) preceding if delivery is not made or performance is not completed on or before such extended delivery date. If Company elects to extend such delivery date, Supplier shall absorb the difference between the charges to ship normal transportation and the charges to ship premium overnight.

         If a purchase order is canceled by Company pursuant to the above, Company shall have the right to retain or return any or all material received by or paid for by Company under such purchase order. Within fifteen (15) days of Supplier's receipt of returned material, Supplier shall reimburse Company for the reasonable costs of shipping the material returned to Supplier and for any amounts, including shipping costs, previously paid by Company for the Material. Company shall pay for any Material it retains at the prices set forth in the applicable Product Letters, less applicable discounts which shall be applied on the basis of the quantity specified in the purchase order.

         If, during the course of this Agreement, Supplier determines that Supplier will no longer be able to ship within the above interval, Supplier shall immediately notify Company's buyer to that effect. Supplier shall also notify Company's buyer, as soon as it becomes apparent, if Supplier is unable to meet the delivery date for an order. However, nothing contained in this paragraph shall waive Company's rights as set forth above in this Section.

2.10 TITLE AND RISK OF LOSS - Title and risk of loss and damage to Material purchased by Company under this Agreement shall vest in Company when the Material has been delivered at the FOB point. If this Agreement or an order issued pursuant to this Agreement calls for additional services to be performed after delivery, Supplier shall retain title and risk of loss and damage to the Material until the additional services have been performed. If Supplier is authorized to invoice Company for Material upon shipment or prior to the performance of additional services, title to Material shall vest in Company upon payment of the invoice, but risk of loss and damage shall pass to Company when the additional services have been performed.

2.11 TITLE TO MATERIAL FURNISHED BY COMPANY -In the event that Company provides components to Supplier for use in Material ("Components"), or provides Supplier with capital equipment, such as a test facility ("Capital Goods") Supplier acknowledges and agrees that Company has and shall have at all times all right, title and interest in Components or Capital Goods furnished directly or indirectly to Supplier by Company under this Agreement. Supplier shall, within ten (10) days of receipt of the Components or Capital Goods, notify Company in writing of any claims for quantity variation or quality problems in the Components or Capital Goods furnished to Supplier. Supplier assumes responsibility for any loss or damage to such Components or Capital Goods and shall be liable for the full and actual value of the Components or Capital Goods. Supplier shall store the Components or Capital Goods safely, indoors in protected areas approved by Company at Supplier's facility. If Supplier removes all or any part of the Components or Capital Goods from one building to another, Supplier shall continue to be responsible for loss and damage and Supplier shall give Company at least ten (10) business days advance notice, in writing, of the removal except when the removal is required during Supplier's manufacturing process or to protect the Components or Capital Goods from damage or loss.

         Company may inspect, inventory and authenticate the account of the Components or Capital Goods during Supplier's normal business hours. Supplier shall provide Company access to the premises wherein all such Components or Capital Goods are located. The Components shall be kept segregated in an area marked "PROPERTY OF LUCENT TECHNOLOGIES". For purposes of this Section, the term " Lucent Technologies " shall be deemed to mean Lucent Technologies Inc. or the Lucent Technologies Inc. affiliated or associated company which owns the Components or Capital Goods, as applicable.

         Supplier shall use the Components or Capital Goods only in the manufacture of Material furnished to Company or otherwise in performing under this Agreement.

         Supplier shall not allow any security interest, lien, tax lien or other encumbrance (collectively referred to as "Encumbrance") to be placed on any Components or Capital Goods. Supplier shall give Company immediate written notice should any third party attempt to place or place an Encumbrance on such Components or Capital Goods. Supplier shall indemnify and hold Company harmless from any such Encumbrance. Supplier shall, at Company's request, promptly execute a "protective notice" UCC-1 form and all other documents reasonably necessary to enable Company to protect its interest in such Components or Capital Goods. The Parties agree that this Agreement shall constitute the security agreement required by the UCC of the appropriate state.

         The obligations assumed by Supplier with respect to the Components or Capital Goods are for the protection of Company's property. If Supplier defaults in carrying out Supplier's obligations under this Agreement, then, at no cost to Company and upon five (5) working days notice to Supplier, Company may cancel this Agreement with regard to affected Materials or withdraw all or any part of the Components or Capital Goods, or both. Supplier shall, at Company's option, return to Company or hold for Company's disposition any and all of such Components or Capital Goods (including any scrap produced as a by-product) in Supplier's possession at (a) the completion of the order, (b) expiration, cancellation or termination of this Agreement, or (c ) the withdrawal of Components or Capital Goods, as provided above


                                   3. Services

3.1 SERVICES - Visits by Supplier's representatives or its suppliers' representatives for inspection, adjustment or other similar purposes in connection with Material purchased under this Agreement shall for all purposes be deemed "Work under this Agreement" and shall be at no charge to Company unless otherwise agreed in writing between the Parties.

3.2 TECHNICAL SUPPORT AND TRAINING - At the time a purchase order is entered into by the Parties, they shall determine, negotiating in good faith, the level and extent of technical support appropriate for the Material ordered. However, the Parties hereby agree that the Company shall be entitled to a mutually agreed upon level of ongoing technical support, which shall include field service and assistance, and they further agree that the availability or performance of this technical support service shall not be construed as altering or affecting Supplier's obligations as set forth in Section 4.1 or elsewhere provided for in this Agreement. Further, Supplier shall provide instructors and the necessary instructional material to provide a mutually agreed upon level of training sufficient to train Company's instructors in the installation, planning and practices, operation, maintenance and repair of the Material.

                     4. Warranty and Limitation of Liability

4.1 WARRANTY - Supplier warrants to Company and Customer, as defined in this Section, that hardware, including firmware, furnished hereunder will be new, free from defects in design, material and workmanship and will conform to and perform in accordance with the Specifications for a period of *********** after delivery, and that software furnished will conform to and perform in all material respects with the Specifications for a period of ************* after delivery; provided, however, that if significant software defects are discovered, equating to Severity Levels 1 or 2, Company may require a software fix from Supplier for up to ***************** from delivery.

         If Material furnished contains one or more manufacturer's warranties that are assignable, Supplier hereby assigns such warranties to Company and Customers. Supplier warrants that at the time of delivery to Company such Material shall be free of any security interest or any other lien or any other encumbrance whatsoever. All warranties shall survive inspection, acceptance and payment. Different warranty periods may be specified in the applicable Product Letters.

         Defective or non-conforming Material will, at Supplier's option, either be returned to Supplier for repair or replacement, at no cost to Company, with risk of in-transit loss and damage borne by Supplier and freight paid by Supplier, or be repaired or replaced by Supplier on Company's or Company's customers' site or another site designated by Company at no cost to Company. Unless otherwise agreed upon by Supplier and Company, Supplier shall complete repairs and ship the repaired Material within ten (10) working days of receipt of defective or non- conforming Material, or at Company's option, ship replacement Material within ten (10) working days after verbal notification is given Supplier by Company.

         If Material returned to Supplier or made available to Supplier on site for repair as provided for in this Section is determined to be beyond repair, Supplier shall promptly so notify Company and, unless otherwise agreed to in writing by Supplier and Company, ship replacement Material without charge within ten (10) days of such notification.

         Replacement Material shall be warranted as set forth above in Section
4.1. Any Material which is repaired, modified, or otherwise serviced by Supplier shall be warranted as provided in Section 4.1 for the remainder of the warranty period (based upon the date repair, modification or other service is completed and accepted by Company) or ninety (90) days after the Material is returned to a customer of Company, whichever is later.

EXCEPT AS SET FORTH ABOVE, SUPPLIER DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

4.2 LIMITATION OF LIABILITY - NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFITS, REVENUE OR DATA, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   5. Quality

5.1 EPIDEMIC CONDITION - If, during the term of this Agreement and for five years after the last shipment date of Material under this Agreement, Company notifies Supplier that Material shows evidence of an "Epidemic Condition," Supplier shall prepare and propose a Corrective Action Plan ("CAP") with respect to such Material within ten (10) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time-frame is permissible upon mutual written agreement of the Parties.

         Upon notification of the Epidemic Condition to Supplier, Company shall have the right to postpone all or part of the shipments of unshipped Material exhibiting the epidemic condition, by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability. Should Supplier not agree to the existence of an Epidemic Condition or should Company not agree to the CAP, then Company shall have the right to suspend all or part of its unshipped orders without liability to Company until such time as a mutually acceptable solution is reached.

         An Epidemic Condition will be considered to exist when one or more of the following conditions occur:

  (1) Failure reports or statistical samplings show that four (4) percent or more of Material installed or four (4) percent or more of Material shipped during any two consecutive months, or four (4) percent or more of the Material tracked by Company's Field Quality Engineering contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.), or exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or other disconcerting symptoms of this type.

(2) Reliability plots of relevant data indicate that the Material has actual Mean Time Between Failures (MTBF) of less than 80% of the MTBF stipulated in the Technical Specification. The MTBF parameter of Material is defined as the total operating or power-on time of any population under observation ("T"), in hours, divided by the total number of critical failures ("n") that have occurred during the observed period. A critical failure is defined as a failure to operate per the requirements of the Technical Specification. The total operating time of a population is the summation of operating time of individual units in that population. MTBF is expressed as MTBF = T/n. An Epidemic Condition shall exist when data derived from populations being tracked confirms the condition with 80% confidence.

(3) Material Dead on Arrival (DOA) failures exceed the Epidemic DOA failure rate which is defined as 1.2 x DOA rate specified in the applicable Product Letter.

         Only major functional and visual/mechanical/appearance defects are considered for determining Epidemic Condition. Material can be either sampled or, at Company's option, 100% audited at Company warehouses, factories or Company's customers' locations. If Material is sampled, the data must have 80% or better statistical confidence.

         For the purpose of this Agreement, functional DOA shall be defined as any Material that during the test, installation or upon its first use fails to operate as expected or specified. Visual/mechanical/appearance DOA is defined as any Material containing one or more major defects that would make the Material unfit for use or installation.

         An Epidemic Condition shall not include failures due to customer misapplication, utilization of parts not approved by Supplier, or chain failures induced by internally or externally integrated subassemblies.

         In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall:

(a) Incorporate the remedy in the affected Material in accordance with Company's Engineering Change Control procedures as set forth in Attachment 2;

(b) Ship all subsequent Material incorporating the required modification correcting the defect(s) at no additional charge to Company; and

(c) Repair and/or replace Material that caused the Epidemic Condition. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, Supplier shall reimburse Company for such reasonable costs. Supplier shall bear risk of in transit loss and damage for such repaired and/or replaced Material.

         Supplier and Company shall mutually agree in writing as to the remedy's implementation schedule. Supplier shall use its best efforts to implement the remedy in accordance with the agreed-upon schedule.

         If Supplier is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Company, as reasonably agreed by the Parties, Company may (1) develop and implement such remedy and, in such case, reasonable implementation costs and risk of in-transit loss and damage shall be allocated between the Parties as set forth in this Section, and/or (2) cancel postponed orders without liability and return all Material affected by such Epidemic Condition for full refund, payable by Supplier within thirty (30) days after receipt of returned Material (with risk of loss or in-transit damage borne by Supplier).

5.2      INSPECTION, ACCEPTANCE TESTING, AND QUALITY CONTROL STANDARDS

(a) Ongoing Inspection and Testing. All Material shall be subject, at either Supplier's manufacturing facility or at Company premises, to further inspection, acceptance testing, and review for conformance to ongoing quality control standards as may be established in the Specifications.

(b) Acceptance Inspection and Acceptance Testing. All Material shall be subject to acceptance inspection and testing by Company, at Company's election, on Supplier's premises, during normal business hours and following a reasonable notice to Supplier , on Company's premises, or at a location selected by Company (including the premises of any customer of Company). When conducted on Supplier's premises by Supplier, copies of all documents prepared by Supplier indicating the results of such inspection and testing shall be provided to Company at Company's request. Inspection and testing at Company's facilities or locations designated by Company shall be commenced for Material within a period of not more than thirty (30) days after delivery thereof. Company's failure to notify Supplier of a defect within such thirty
         (30) day period shall be deemed to constitute acceptance. The inspection and testing shall be in accordance with the quality control procedures and tests agreed upon by the Parties.

(c ) Facility Surveys. Company reserves the right to review, during regular business hours and following reasonable notice to Supplier, Supplier's physical facilities and Supplier's quality control procedures, both prior to first Material deliveries and periodically thereafter, in order to assure compliance with the Specifications and other standard industry practices and procedures. Supplier shall maintain quality control procedures mutually agreed upon by Company and Supplier as a result of such facility survey. In the event that Company determines in good faith, during any facilities survey, that Supplier's procedure is insufficient to insure consistent acceptable quality, Company shall so advise Supplier, specifying the deficiency Company believes exists and reasonable proposals for correction. In the event that Supplier shall fail to effect the suggested correction or reasonably satisfy Company as to the lack of need for such correction within thirty (30) days, Company may terminate this Agreement with regard to affected Materials and cancel all then-outstanding Purchase Orders for Materials without liability or consequence.

(d) Acceptance Testing Results. Company shall provide notification to Supplier upon completion of acceptance testing setting forth the specific date of acceptance or rejection of Material included in the notification. If any Material is rejected,

         Supplier shall thereafter proceed forthwith to correct the defects indicated by Company, either by repairing the defective Material at the point of delivery or within Supplier's facility, if possible, or by supplying a new Material. The cost associated with any such repair or replacement, including transportation charges for return to Supplier and subsequent return to Company, shall be borne by Supplier. The transportation costs will be borne by Company if it is determined that the Material was improperly rejected. Material for which acceptance tests are not completed within thirty (30) days after delivery to the FOB point shall be deemed to have been accepted by Company as of such time.

(e) Failure to Meet Minimum Standards. If, during either qualification or acceptance testing, Company determines that the Materials are not defect-free or cannot comply with minimum quality standards or as otherwise established between the Parties, this Agreement may be terminated with respect to such Materials at Company's option and Company may cancel without liability or consequence any Purchase Order previously issued.

(f) Supplier Personnel. Supplier shall provide, at Company's request and at locations selected by Company, and at no charge to Company, technically competent personnel of Supplier, chosen by Supplier, to assist in the identification and resolution of any performance problems which may jeopardize the progress of the first installation of Material. Supplier shall also provide, at Company's request, any performance information available from any source which could aid Company in evaluation of Material performance.

(g) No Waiver of Warranty. In no event shall the inspection, qualification, and acceptance of any Material, or the payment for any such Material by Company, in any way impair or reduce Company's rights under Section 4.1 of this Agreement, or Company's rights to further inspection or testing.


5.3      QUALITY -

         (A) Supplier commits to attaining and maintaining "acceptable " ratings (or equivalent) on all quality system elements per a Quality System Audit (QSA) as periodically performed by Company.

         (B) Supplier commits to ensure that all Supplier manufacturing and design operations which contribute to the design, development, production, and service of material are ISO 9001 and 9002 certified.

         (C) Supplier commits to establish an end of the line Quality Assurance audit on Material by a date to be set forth in relevant Product Letters. The focus of this audit shall be to replicate user application of Material as specified by Company's customer. Test and examination of Material under the quality audit shall be at a system level, and shall include but is not limited to a system for continuous monitoring of all primary and ancillary product functions and fault detection of the Material while under this test.

         Supplier shall continuously review customer return data to ensure that the scope of the product quality audit function includes the requirement(s)/condition(s) under which the return failed. Supplier shall perform a detailed failure mode analysis of all Material found defective through the end of the line product quality audit in line with the requirements and process outlined in paragraph E below.

         (D) Supplier commits to establishing a program of tracking return rates. Material which has been in operation for any period of time up to, and including, one full year shall be considered part of this tracking program. For the purpose of this Article, the term "circuit pack" shall be used to define the lowest replaceable unit of material supplied to Company.

         For the purpose of calculating the return rate, the population shall be all circuit packs shipped during a quarter. The returns shall be those circuit packs shipped during the quarter that are returned/received during the time period beginning three (3) months after the end of the quarter being measured, and ending after fifteen (15) months following said quarter.

         All returns will be included in the calculation of the return rate including, but not limited to, failures, no trouble founds and recalls. The return rate is to be calculated using the following equation:


10,000 x returns (from Qtr. pop.) during months 3-15 post target Qtr.
---------------------------------------------------------------------
                  Population of target Qtr.

This calculation shall be made for product manufactured during each fiscal quarter of this Agreement.

         Supplier shall measure and report return rates on a quarterly basis to Company and comply with the return rate requirement in accordance with the following schedule:

Manufactured               Return Rate               Annual
Date                       Requirement               Measurement Due
--------------------------------------------------------------------
Jan.- Dec.                ***********                April

         The Annual Measurement will be the summation of the number of returns received during the defined time period of each quarter of the year divided by the summation of the populations of each quarter times ten thousand.

         (E) Supplier commits to establishing a system for tracking and analyzing all Material returned by Company to it, as well as any Material failures which occur through Company's end of the line Quality Assurance audit. For all Material in the above two categories, Supplier shall perform a failure mode analysis, which at a minimum will be down to the component level. Component level failure modes will be recorded and failed components found defective will be accumulated for the purpose of determining repetitive occurrences.

         Material shall be considered defective if it fails to meet the warranty Specifications under this Agreement (including performance and appearance Specifications) or if during testing, installation or use, the Material fails to operate as expected or specified.

         Supplier shall continuously monitor, and analyze, data on material returned by Company to it, as well as Material found through the end of the line Quality Assurance Audit, for the purpose of determining: (a) return rates in excess of expectations as outlined in paragraph (D) of this Article; or (b) repetitive occurrences of the same component level problem. Supplier shall provide to Company on a quarterly basis, written summary reports of said analysis.

         If Supplier determines instances where Material return rate is in excess of the requirements as outlined in paragraph (D) , then Supplier shall provide a written Corrective Action Report to Company, explaining in detail the nature of the problem detected, and the step(s) Supplier proposes to correct the problem. This completed report is to be provided to Company no later than thirty
(30) days following the occurrence or detection of the condition which required the corrective action.

As part of the plan to correct the problem, it is agreed that Supplier shall:

         a) Incorporate the remedy in affected material in accordance with the change control procedures set forth in Supplier's change control process.

         b) Ship all subsequent material incorporating the required modification correcting the problem at no additional charge to Company; and

         c) Repair and/or replace previously shipped material that may contain the same problem trend. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, Supplier shall reimburse Company for such reasonable costs. Supplier shall bear risk of in transit loss and damage for such repaired and/or replaced material.

         Supplier and Company shall mutually agree in writing as to the implementation schedule of the corrective action plan. Supplier shall use its best efforts to implement the plan in accordance with the agreed upon schedule. Company shall be entitled to postpone, at no charge to Company, further deliveries of orders until such time as the remedy is implemented consistent with this Article.

         (F) If Supplier 1) fails to meet the customer return rate established in paragraph (D) during any period of three months or more; or 2) fails to issue Corrective Action Reports as required in paragraph (E); or 3) fails to implement a correction action in a manner and time frame agreed to by Company, then Company may, in addition to any other remedies it may have: 1) develop and implement such remedy for already purchased Material, the reasonable cost of which will be borne by Supplier; 2) cancel or postpone other orders without liability and return all Material affected by the problem for full refund, payable by Supplier within thirty (30) days after receipt of returned material (with risk of loss or in transit damage borne by Supplier).

         (G) As part of a program of continuous improvement, Supplier shall establish annually, improvement goals for a series of key quality objectives. These goals should include, but are not limited to: a) customer return rates as specified in paragraph (D), b) Quality Assurance product quality audit defect rates, and c) final system test yields. Supplier shall track these goals on a monthly basis and to commit the resources necessary for the attainment of these goals.


5.4 REPAIRS NOT COVERED UNDER WARRANTY - In addition to repairs provided for in
Section 4.1, Supplier shall provide repair service on all Material ordered under this Agreement for a period of five (5) years after the discontinuation of manufacture of Material, as set forth in Specifications. Material to be repaired under this Section will be returned to a location designated by Supplier, and unless otherwise agreed upon by Supplier and Company, Supplier shall ship the repaired Material which meets the Specifications set forth in the applicable Product Letters within fifteen (15) days of receipt at Supplier's location.

         If Material is returned to Supplier for repair as provided for in this Section and is determined to be beyond repair, Supplier shall so notify Company. If requested by Company, Supplier will sell to Company a replacement at the price set forth in Supplier's then current agreement with Company for said Material or, if no such agreement exists, at a price agreed upon by Supplier and Company. If the Parties fail to agree on a price, the price shall be a reasonably competitive price for such Material at the time for delivery. Further, if requested by Company, Supplier shall take the necessary steps to dispose of the unrepairable Material and pay to Company the salvage value, if any.

         Replacement and repaired Material shall be warranted as set forth in
Section 4.1.

         This Agreement does not grant Supplier an exclusive privilege to repair any or all of the Material purchased under this Agreement for which Company may require repair; and Company may perform the repairs or contract with others for these services. In addition, Supplier authorizes Company and any qualified repairer with whom Company may contract to perform repairs on all Material purchased under this Agreement.

         All transportation costs and in transit risk of loss and damage to Material returned to Supplier for repair under this Section will be borne by Company and all transportation costs of and in transit risk of loss and damage to such repaired or replacement Material returned to Company will be borne by Company.

5.5 REPAIR PROCEDURES - Company shall furnish the following information with Material returned to Supplier for repair: (a) Company's name and complete address; (b) name(s) and telephone numbers(s) of Company's employee(s) to contact in case of questions about the Material to be repaired; (c) ship-to address for return of repaired Material if different than (a); (d) a complete list of Material returned; (e) the nature of the defect or failure if known; and
(f) whether or not returned Material is in warranty. Supplier shall, within ten
(10) days of the execution of this Agreement, provide a written notice to Company specifying (i) the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and
(ii) if required, any special packing of Material which might be necessary to provide adequate in-transit protection from transportation damage.

         Material repaired by Supplier shall have the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the Material and the repaired Material shall be returned with a tag or other papers describing the repairs which have been made.

         All invoices originated by Supplier for repair services must be clearly identified as such, and must contain: (1) a reference to Company's purchase order for these repair services, (2) a detailed description of repairs made by Supplier and the need therefor, and (3) an itemized listing of parts and labor charges, if any. Replaced parts will, upon request, be available for inspection by or returned to Company. Further, the provisions of Sections 2.1 (Invoicing) and 2.8 (Shipping) , other than provisions relating to transportation charges with respect to material repaired under warranty, shall apply to Supplier's return to Company of repaired material.

5.6 RIGHT OF ENTRY - Each Party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement including an inspection or a Quality Review, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Each party shall provide safe and proper facilities for such purpose.

5.7 VARIATION IN QUANTITY - Company assumes no liability for Material produced, processed or shipped in excess of the amount specified in this Agreement or in an order issued pursuant to this Agreement.


                                 6. Termination

6.1 BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY- If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either Party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps are necessary to assume or reject the Agreement by such date. If a bankruptcy proceeding results in a Change In Control, the provisions in this Agreement pertaining to Change In Control shall govern.

6.2 TERMINATION FOR CHANGE IN CONTROL - In the event of a Change in Control of Supplier or a reasonable expectation of a Change in Control of Supplier, the Supplier shall provide notice to Company of such actual or expected Change in Control event within ten (10) business days of the knowledge or reasonable expectation of the Change in Control event. Upon the effective date of a Change in Control, Company shall have the right to terminate this Agreement by giving Supplier written notice of its intention to terminate at least ninety (90) days prior to the termination date specified in the termination notice. The Parties understand and agree that if Company elects to exercise its right to terminate, then such termination shall apply on a going forward basis, but shall not apply to past purchase orders that are completed or to current purchase orders that are firm and binding commitments of Company.

6.32 MATERIAL DEFAULT - If Supplier shall be in Material Default of any of the terms, conditions or covenants of this Agreement or of any purchase order, then, in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to cancel any purchase orders placed by Company with regard to affected Material without any charge to or obligation or liability of Company.



                            7. Intellectual Property

7.1 SOFTWARE - Material includes any software (operating program in machine readable form and related documentation or firmware) and storage media normally furnished with or embedded in the Material. Title to software, including copyright, shall remain in Supplier, and title to the software storage media shall follow title to the remainder of the Material. For the life of the Material listed in this Agreement, Supplier grants to Company and any subsequent purchaser a nonexclusive license to use said software on the Material on which it was delivered. Company and any subsequent purchaser may reproduce and use the software only in connection with use on the Material with which the software was originally delivered and for archival purposes, and shall not otherwise knowingly reproduce the original software or distribute copies of the software to others. Company and any subsequent purchaser may not add to, delete from or modify the software in any manner without the written consent of Supplier, and shall not decompile, disassemble or reverse engineer the software. No changes, however extensive, shall alter Supplier's title to such original software.


7.2 CONFIDENTIALITY - All Information ("Information" means proprietary specifications, designs, plans, drawings, software, data, prototypes or other business and /or technical information) provided by either Party to the other under this Agreement shall be held in confidence by the receiving Party; shall be used only for the purpose of performing acts and obligations required by this Agreement; shall be reproduced only to the extent necessary for that purpose; and shall not be disclosed by the receiving Party without the prior written approval of the disclosing Party. The receiving Party may, however, disclose the Information to its employees, consultants and contractors with a need to know; provided, that the receiving Party binds those employees, consultants and contractors to terms at least as restrictive as those stated herein, advises those employees, consultants and contractors of their confidentiality obligations, and indemnifies the disclosing Party for any breach of those obligations. Information shall be subject to the restrictions in this section if it is in writing or other tangible form, only if clearly marked as proprietary when disclosed to the receiving Party; or, if not in tangible form, is of a nature that a reasonable person would conclude is confidential Information, and the Information is reduced to writing clearly marked as proprietary, with a copy of the writing being furnished to the receiving Party within thirty (30) days of the disclosure of the intangible information, and with the writing containing a notice that the information was previously provided in intangible form. These restrictions on the use or disclosure of Information shall not apply to any
Information: (i) which is independently developed by or for the receiving Party;
(ii) which is lawfully received free of restriction from another source; (iii) after it has become generally available to the public without breach of this Agreement by the receiving party; (iv) which at the time of disclosure to the receiving Party was known to that Party free of restriction as evidenced by documentation in that Party's possession; (v) which the disclosing Party agrees in writing is free of such restrictions; or (vi) which the receiving Party is required to disclose under applicable laws, rules and regulations, provided that the receiving Party shall first notify the disclosing Party of such required disclosure and afford the disclosing party the opportunity to seek a protective order relating to such disclosure. All Information shall remain the property of the disclosing Party and shall be returned upon written request or upon the receiving Party's determination that it no longer has a need for such Information. The receiving Party may retain one copy of all written materials returned to provide an archive record of the disclosure.

7.3 INFRINGEMENT - Supplier shall indemnify and save harmless Company, its affiliates and their customers, officers, directors, and employees (all referred to in this Section as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. Company shall notify Supplier promptly upon learning of such claim and Supplier shall have the right to defend the claim. Supplier shall not be liable for any settlement made without Supplier's written approval. Supplier (at Company's request) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

                                8. Environmental

8.1 HEAVY METALS AND/OR CFC IN PACKAGING - Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this Section.

8.2 OZONE DEPLETING CHEMICALS - Supplier hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban and/or tax importation of any product containing, or produced using ozone depleting chemicals ("ODCs"), including chloroflurocarbons, halons and certain chlorinated solvents. Supplier hereby warrants that the material furnished to Company will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the material furnished to Company will be able to be imported and used lawfully (and without additional taxes associated with ODCs not reported to Company by Supplier as set forth in this Section) under all such agreements, legislation and requirements. Supplier also warrants that it is currently reducing, or if Supplier is not the manufacturer of the material, is currently causing the manufacturing vendor to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing vendor eliminate the use of ODCs in the manufacture of the material.

8.3 OZONE DEPLETING SUBSTANCES LABELING - Supplier warrants and certifies that all products, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."

If the material furnished by Supplier under this Agreement is manufactured outside the United States, Supplier shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the material furnished under this Agreement, complete, sign and return to Company the attached ODC Content Certification. The ODC Content Certification must be signed by Supplier's facility manager, corporate officer or his delegate.

The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture of each unit of material. This includes all ODCs used in the manufacturing and assembly operations for the material plus all ODCs used by Supplier's vendors and any other vendors in producing components or other products incorporated into the material sold to Company.

Supplier is responsible to obtain information on the ODC content of all components and other products acquired to manufacture the material and to incorporate such information into the total ODC content reported to Company; provided however, that Supplier should not include in the ODC content those components or other products which are manufactured in the United States. Supplier hereby warrants to Company that all information furnished by Supplier on the ODC Content Certification is complete and accurate and that Company may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Supplier shall defend, indemnify and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, fines, penalties, costs and expenses (including additional ODC taxes as provided for in paragraph one of this Section and reasonable attorney's fees) which Company may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto by reason of Company's use of reliance on the information furnished to Company by Supplier on the ODC Content Certification or by reason of Supplier's breach of this Section. Supplier shall cooperate with Company in responding to any inquiry concerning the use of ODCs to manufacture the material or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture the material or components thereof.

8.4 TOXIC SUBSTANCES AND PRODUCT HAZARDS - Supplier hereby warrants to Company that, except as expressly stated elsewhere in this Agreement, all material furnished by Supplier as described in this Agreement is safe for its foreseeable use, is not defined as a hazardous or toxic substance or material under applicable federal, state or local law, ordinance, rule, regulation or order (hereinafter collectively referred to as "law" or "laws"), and presents no abnormal hazards to persons or the environment. Supplier also warrants that it has no knowledge of any federal, state or local law, that prohibits the disposal of the material as normal refuse without special precautions except as expressly stated elsewhere in this Agreement. Supplier also warrants that where required by law, all material furnished by Supplier is either on the EPA Chemical Inventory compiled under Section 8 (a) of the Toxic Substance Control Act, or is the subject of an EPA-approved pre manufacture notice under 40 CFR
Part 720. Supplier further warrants that all material furnished by Supplier complies with all use restrictions, labeling requirements and all other health and safety requirements imposed under federal, state, or local laws. Supplier further warrants that, where required by law, it shall provide to Company, prior to delivery of the material, a Material Safety Data Sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder.

     Supplier shall defend, indemnify and hold Company harmless for any expenses (including, but not limited to, the cost of substitute material, less accumulated depreciation) that Company may incur by reason of the recall or prohibition against continued use or disposal of material furnished by Supplier as described in its Agreement whether such recall or prohibition is directed by Supplier or occurs under compulsion of law. Company shall cooperate with Supplier to facilitate and minimize the expense of any recall or prohibition against use or disposal of material directed by Supplier or under compulsion of law.

     Supplier further shall defend, indemnify and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorney's fees) which Company may incur under any applicable federal, state or local laws, and any and all amendments thereto, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Consumer Product Safety Act of 1972; the Toxic Substance Control Act; Fungicide, Rodenticide Act; the Occupational Safety and Health Act; and the Atomic Energy Act; and any and all amendments to all applicable federal, state, or local laws, by reason of Company's acquisition, use, distribution or disposal of material furnished by Supplier under this Agreement.

                                9. Import/Export

9.1 COMPLIANCE WITH UNITED STATES CUSTOMS LAWS AND REGULATIONS - Supplier shall ensure that its activities in performance of this Agreement shall not put Company in violation of any United States Customs laws, statutes, or regulations. Supplier agrees to assist Company in every way necessary to ensure that Company can import the material into the United States in accordance with all applicable customs laws, statutes, and regulations, and in support of this assistance, Supplier agrees to follow Company's directives, if any, which may be attached to and made part of this Agreement.

9.2 EXPORT CONTROL - Company will not use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the "Export Laws"). Company will not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws: (a) software or technical data disclosed or provided to Company by Company or Company's subsidiaries or affiliates; or (b) the direct product of such software or technical data. Company agrees to promptly inform Company in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this Section will survive the expiration, cancellation or termination of this Agreement or any other related agreement.


                                  10. Disputes

10.1 DISPUTE RESOLUTION - (a) The following procedures shall apply to any dispute or disagreement between the Parties or any of their Related Parties arising out of this Agreement

     (b) First:

          (i) either Party may give written notification of such dispute or disagreement to the other Party and

          (ii) the Parties shall communicate with each other promptly with a view to resolving such dispute or disagreement within 21 days (or such extended period as the Parties agree is appropriate in any case) after such written notification is given.

     (c) The giving of any notice regarding any dispute or disagreement under this Section 10.1 shall toll the running of all applicable statutes of limitation until the later of (i) 90 days following the giving of such notice or
(ii) 30 days following the termination of discussions between the Parties concerning such dispute or disagreement.

     (d) Second, if at the end of the 21 day period referenced in Section 10.1(b) (as it may be extended) such dispute or disagreement has not been resolved to the satisfaction of both parties, either Party may request in writing that such dispute or disagreement be the subject of non-binding mediation. Following such request, the Parties shall endeavor in good faith promptly to identify a single person (who shall be a person with experience and good reputation) who shall assist the Parties in discussing such dispute or disagreement and in attempting to reach a mutually acceptable business resolution. Such mediation process shall terminate not later than 30 days following the request therefor (or such extended or shorter period as the Parties agree is appropriate). All applicable statutes of limitation shall be tolled during the period of mediation.

     (e) Third, if at the end of the 30 day period referenced in Section 10.1(d) (as it may be extended or shortened) such dispute or disagreement has not been resolved to the satisfaction of both parties, either Party (the "complainant") may commence binding arbitration by giving the other Party (the "respondent") notice in writing (the "initiating notice") setting forth in reasonable detail the nature of its claim and the relief requested stating that the complainant is invoking the procedures set forth in this Section 10.1(e) and (f) and naming the complainant's representative on the Arbitration Panel (as defined below). Within 21 days of receipt of an initiating notice, the respondent shall give the complainant notice in writing (the "response") setting forth in reasonable detail: (1) the basis of its response to the claim; (2) the nature of any counterclaim it has against the complainant arising from the same set of facts and circumstances that gave rise to the original claim; (3) any other counterclaim that Party wishes to bring at that time (although the Party has no obligation to bring such counterclaims at that time); (4) the relief requested; and (5) naming the respondent's representative on the Arbitration Panel. The two representatives shall select a third person who is mutually acceptable to them. If the representatives fail to make such selection within 21 days, the complainant and the respondent shall each replace its representative with a new representative and the new representatives shall be subject to the preceding sentence and this sentence. Once a third person is selected, such person together with the representatives of the complainant and the respondent shall form the Arbitration Panel. The date upon which the Arbitration Panel is formed shall be the "Commencement Date".

     (f) The Arbitration Panel shall conduct proceedings to determine the merits under applicable law of the claims set forth in the initiating notice and the response. The proceedings shall be administered by JAMS/Endispute in accordance with its Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date, subject to the following additional rules:

          (i) the proceedings shall take place in New York City;

          (ii) the Arbitration Panel (including, if necessary, any replacement(s) to the Arbitration Panel) shall be selected as set forth in
     Section 10.1(e);

          (iii) the available relief shall include damages, injunctive relief and equitable relief to the extent allowed under the applicable law, this Agreement and any other agreement between the parties;

          (iv) the parties shall attempt in good faith promptly to agree on the nature and extent of any discovery in connection with the arbitration, provided that, in the absence of such agreement, discovery shall be governed by JAMS/Endispute's Comprehensive Arbitration Rules and Procedures. In addition, the applicable law with respect to privilege and other protections from disclosure, including the work product doctrine, shall apply;

          (v) the final decision of the Arbitration Panel (the "Award") shall be issued within six months of the Commencement Date (the date of issuance of the Award being the "Award Date") and must be joined by at least two members of the Arbitration Panel;

          (vi) each party to the proceedings shall pay its own costs in connection with the proceedings, including the costs and expenses of its representative on the Arbitration Panel, and the parties shall share equally the other costs of the proceedings, including the fees of the third member of the Arbitration Panel, except that the prevailing party shall be entitled to recover its attorneys' fees incurred in prosecution thereof.

     (g) In accordance with the Federal Arbitration Act, 9 U.S.C. ss.1 et seq., the Award shall be final and binding and judgment thereon may be entered by any state or federal court having jurisdiction thereof.

     (h) Nothing in this Section 10.1 shall be construed to preclude either party from seeking injunctive relief in a court of competent jurisdiction to prevent imminent irreparable harm. The dispute resolution procedures set forth herein shall be stayed pending disposition of any application for such relief. The Parties agree that a court of competent jurisdiction may consider the merits of any claim that is subject to the dispute resolution procedures set forth herein to the extent necessary to resolve any permissible application for injunctive relief.

                                11. Miscellaneous

11.1 ASSIGNMENT - BBT shall not assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of Lucent. Subject to Lucent's right to terminate upon the occurrence of a Change in Control, a merger or consolidation shall not be deemed to be an assignment. BBT will provide Lucent with written notice of a merger or consolidation within ten (10) business days after having knowledge or reasonable expectation of the merger or consolidation.

11.2 CHOICE OF LAW - This Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules. Each Party agrees to submit to the jurisdiction of any court in the United States wherein an action is commenced against the other Party based on a claim for which the first Party has agreed to indemnify the other Party under this Agreement.

11.3 COMPLIANCE WITH LAWS - Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

11.4 ENTIRE AGREEMENT - This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall not be modified or rescinded, except by a writing signed by Supplier and Company. The provisions of this Agreement supersede all prior or contemporaneous oral and prior written agreements, communications and/or understandings of the Parties with respect to the subject matter of this Agreement.

11.5 FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors. Supplier's liability for loss or damage to Company's material in Supplier's possession or control shall not be modified by this Section. When a party's delay or nonperformance continues for a period of at least sixty (60) days, the other party may terminate, at no charge, any purchase order under the Agreement affected by such delay or nonperformance.

11.6 IDENTIFICATION - Supplier shall not, without Company's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of Lucent Technologies or its affiliates. Supplier shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Company. Company recognizes that Supplier is a public company and that it may be required to make disclosures per applicable laws or regulations.

11.7 IMPLEADER - Neither Party shall implead or bring an action against the other Party based on any claim by any person for personal injury or death to an employee of the other Party for which a Party has previously paid or is obligated to pay worker's compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against the other Party.

11.8 INDEMNITY - At one Party's request, the other Party agrees to indemnify, defend and hold harmless the other Party, its affiliates, customers, employees, successors and assigns (all referred to as "Party") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the actions or omissions of one Party , or Material provided by one Party or persons furnished by a Party ; (2) assertions under Workers' Compensation or similar acts made by persons furnished by a Party.

11.9 INSIGNIA - Upon Company's written request, "Insignia", including certain trademarks, trade names, insignia, symbols, decorative designs or packaging designs of Company, or evidences of Company's inspection will be properly affixed by Supplier to the Material furnished or its packaging. Such Insignia will not be affixed, used or otherwise displayed on the Material furnished or in connection therewith without written approval by Company. The manner in which such Insignia will be affixed must be approved in writing by Company in accordance with standards established by Company. Company shall retain all right, title and interest in any and all packaging designs, finished artwork and separations furnished to Supplier. This Section does not reduce or modify Supplier's obligations under Section 11.6.

11.10 INSURANCE - Supplier shall maintain and cause Supplier's subcontractors to maintain during the term of this Agreement: (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the Work is performed;
(2) employer's liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability ("CGL") insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Company (by sale or otherwise) of material or construction services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence. All CGL and automobile liability insurance shall designate Company, its affiliates, and its directors, officers and employees (all referred to in this provision as "Company") as additional insured. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Company shall apply on an excess basis. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based on any loss or liability insured against under the foregoing insurance. Supplier will furnish Company copies of certificates of such insurance, on request. In the event that Supplier changes insurers, Supplier will notify Company of such change. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A- rating.

11.11 NON-EXCLUSIVE MARKET RIGHTS - This Agreement neither grants to Supplier an exclusive right or privilege to sell to Company any or all products of the type described in Section 1.4 which Company may require, nor requires the purchase of any material or other products from Supplier by Company. Therefore, Company may, and intends to, contract with other manufacturers and suppliers for the procurement of comparable products, and the same products to the extend such can be done without infringing Supplier's technology rights. In addition, Company shall, at its sole discretion, decide the extent to which Company will market, advertise, promote, support or otherwise utilize the Material. Purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

11.12 NOTICES - Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by express mail or overnight courier addressed to the respective Parties as follows:

                  To Company: Lucent Technologies Inc.
                  67 Whippany Road
                  Whippany, New Jersey 07981
                  Attention: Access Product Management Vice President

                  with a copy to:

                  Lucent Technologies Inc.
                  283 King George Road
                  Warren, New Jersey 07059
                  Attention: Corporate Counsel-Switching and Access


                  To: BroadBand Technologies, Inc.

                  P.O. Box 13737
                  4024 Stirrup Drive
                  Durham, North Carolina 27709-3737
                  ATTN: Chief Financial Officer

                  with a copy to:

                  James F. Verdonik, Esq.
                  Kilpatrick Stockton LLP
                  P.O. Box 300004
                  Raleigh, North Carolina 27622

The effective dates of such notices shall be upon receipt. The above addresses may be changed at any time by giving prior written notice as above provided.

11.13 PRODUCT DOCUMENTATION - Supplier shall furnish, at no charge, product documentation, and any succeeding changes thereto, as described in the Technical Specification. Company may use, reproduce, reformat, modify and distribute such product documentation. Company shall reproduce Supplier's copyright notice contained in any documentation reproduced without change by Company. For documentation which is reformatted or modified by Company, Company shall place Company's own copyright notice on the reformatted or modified documentation, together with the copyright notices of Supplier and of any third parties which appear on the original documentation. It is the intent of the Parties that Company's copyright notice shall be interpreted to protect the underlying copyright rights of Supplier to the documentation to the extent such underlying rights are owned by Supplier.

11.14 SEVERABILITY - If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.

11.15 INDEPENDENT AGREEMENT - Breach by a Party of any other agreement between the Parties shall not constitute a breach of this Agreement, unless the same conduct independently breaches this Agreement. A breach of this Agreement shall not constitute a breach of any other agreement between the Parties, unless the same conduct independently breaches such other agreement.

11.16 RELATIONSHIP OF PARTIES - The relationship of the Parties as established under this Agreement shall be and remain one of independent contractors, and neither Party will at any time or in any way represent itself as being a dealer, agent or other representative of the other Party or as having authority to assume or create obligations or act in any manner on behalf of the other Party. Further, it is understood and agreed that the Parties to this Agreement are not partners or joint venturers.

11.17 SURVIVAL OF OBLIGATIONS - The obligations of the Parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

11.18 TAXES - Company shall reimburse Supplier only for the following tax payments with respect to transactions under this Agreement unless Company advises Supplier that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

11.19 TIMELY PERFORMANCE - If Supplier has knowledge that anything prevents or threatens to prevent the timely performance of the Work under this Agreement, Supplier shall immediately notify Company's Representative thereof and include all relevant information concerning the delay or potential delay.

11.20 COUNTERPARTS - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

AGREED:


BROADBAND TECHNOLOGIES,             LUCENT TECHNOLOGIES INC.
INC.

By: _____________________           By:_______________________

Name ___________________            Name _____________________
          (Print)                                (Print)

Title:____________________          Title: ___________________

Date:____________________           Date:_____________________

                                  ATTACHMENT 1

                            BBT OEM SUPPLY AGREEMENT

                                   DEFINITIONS


The following terms shall have the meanings set out below:

 "Change in Control" - A Change in Control occurs upon any one of the following circumstances or events:

(i) The stockholders of a Party ("Acquired Party") approve a transaction, including, without limitation, a merger or consolidation (however denominated or effectuated), with an Acquiror, including, without limitation, a merger or consolidation, or series of transactions with the same Acquiror ("Combination"), and immediately after such transaction(s) less than 60% of the combined voting power of the then-outstanding securities of the Acquired Party or the Acquiror, will be held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Acquired Party ("Voting Securities");

(ii) The stockholders of the Acquired Party approve the sale or transfer of all or substantially all of its assets to any other Person or entity, and less than 60% of the combined voting power of the then-outstanding Voting Securities of such Acquiror immediately after such transaction will be held in the aggregate by the holders of the Voting Securities of the Acquired Party immediately prior to such sale;

(iii) An Acquiror acquires in one or a series of transactions beneficial ownership of more than 40% of the outstanding shares of Voting Securities of a Party;

(iv) The stockholders of a Party approve a plan of complete liquidation or dissolution of the Party;

(v) Any Acquiror obtains direct or indirect Control (as herein defined) over a party and, in Lucent's reasonable judgment, such Control may threaten Lucent's interests. For the purposes of this subsection, the term "Control" shall mean the possession directly or indirectly of the power to direct or cause the direction of the management or policies of a Party, whether through the ability to exercise voting power, by contract or otherwise;

(vi) At any time, Continuing Directors (as herein defined) shall not constitute at least 50% of the members of the Board ("Continuing Director" means (i) each individual, who has been a director of the Party for at least twelve (12) consecutive months before such time and
         (ii) each individual who was nominated or elected to be a director of the Party by at least a majority of the Continuing Directors at the time of such nomination or election); or

(vii) Any other transaction which has the effect of causing the substantive changes in the Acquired Party described in any of the preceding paragraphs.

         For the purposes of this Section, the term "Acquiror" shall mean one person or entity, or two or more persons and/or entities constituting a "group" for purposes of the Securities Exchange Act of 1934, as amended.

"Fit" shall mean physical size or mounting arrangement (e.g., electrical or mechanical connections) as set forth in the Specifications.

"Form" shall mean physical shape as set forth in the Specifications.

"Function" shall mean product features as set forth in the Specifications.

"Material" shall mean the Products, items and projects set forth in Product Letters to be prepared pursuant to this Agreement.

"Material Default" shall be any failure to comply with the terms and conditions of this Agreement, any purchase order or any Product Letter which is or becomes a part of this Agreement, which is not cured by the Party that has failed to perform within 30_days after written notice of such default is given to the defaulting Party by the non defaulting Party.

"Product" shall mean a product as described in the Specifications set forth in applicable Product Letters prepared by the Parties pursuant to Section 1.4 of this Agreement, including any and all modifications, changes and improvements made to such Product pursuant to applicable Product Letters.

"Product Letter" shall have the meaning set forth in Section 1.4 of this Agreement.

 "Part" - Any component, subassembly or other module of the Product.

"Purchase Order" or "Order" - Any purchase order issued by Company for the purpose of ordering Products or Parts pursuant to this Agreement.

"Related Parties" shall mean, in respect of any Party, such Party's wholly owned subsidiaries, and the respective divisions, heirs, successors and assigns of such Party and its wholly owned subsidiaries.

"Severity Level 1" - This condition exists when the transmission system is completely inoperative, and it is not usable by Customer. The inoperative portion of the licensed software completely restricts the Customer's operation.

"Severity Level 2" - This condition exists when the transmission system is partially inoperative, but it is still usable by Customer. The inoperative portion of the licensed software severely restricts the Customer's operations, but has a less critical effect than a Severity Level 1 condition.

"Specifications" - shall have the meaning set forth in Section 1.5 of this Agreement.

"Technical Information" - All specifications, designs, plans, drawings, software, data, prototypes, or other business and/or technical information related to or associated with Products that is provided by Company to Supplier to enable, assist or facilitate Supplier's performance under this agreement.

                                  ATTACHMENT 2

                            BBT OEM SUPPLY AGREEMENT

                      ENGINEERING CHANGE CONTROL PROCEDURES


     "Product Changes" shall be administered in accordance with Bell Communications Research document GR 209 CORE, Issue 2, January 1996, titled "Generic Requirements for Product Change Notices," which is incorporated herein by reference.

     Supplier may make changes to MATERIAL, modify drawings, or make changes to manufacturing specifications, provided the changes, modifications, or substitutions DO NOT have an impact on the performance, reliability, Form, Fit, or Function of the MATERIAL without prior notification to Company. Supplier shall maintain written records of all such changes, and make these records available for Company's review upon request.

     For such changes or modifications which DO have an impact on performance, reliability, Form, Fit, or Function, Supplier shall identify each such change or modification in accordance with the classifications contained in the above Bell Communications Research document via a Product Change Notification (PCN) form. The Company shall immediately acknowledge receipt of the PCN to the address/contact as stated on the PCN form and shall have thirty (30) calendar days to advise Supplier if the proposed change or modification is unacceptable. If Company notifies Supplier as required herein, that the proposed change or modification is unacceptable, Supplier shall not implement such change or modification. Company may reject any MATERIAL offered by Supplier which has been changed or modified in a manner unacceptable to Company.

     If Company has not notified Supplier that the change or modification is unacceptable within thirty (30) calendar days following issuance of the Change Notification, Supplier shall implement the change or modification as described in the Change Notification.

     If during the review of a proposed PCN, which has a classification of either A or AC, issued by Supplier during the Warranty period of the affected MATERIAL, the Company determines that implementation of the PRODUCT CHANGE will cause the Company to incur "unreasonable expenses" such as, but not limited to, expenses resulting from escorting Supplier's personnel to numerous Company locations containing affected MATERIAL or repeated product changes to the same item of MATERIAL within a one (1) year time period, the Company shall so notify Supplier, in writing, prior to the implementation of such PRODUCT CHANGE.

     Upon such notification, the Company and Supplier shall jointly determine the implementation procedure which will utilize the Supplier's and/or Company's personnel in the most cost effective manner.

     If Supplier and the Company conclude the agreed to implementation procedure will probably cause the Company to incur "unreasonable expenses", the Company and Supplier shall jointly determine the likely extent of such expenses and agree, in writing, to a "not to exceed" estimate for such expenses. In no event shall such estimate exceed the Company's purchase price for the MATERIAL to be changed. The Company shall track and record all such expenses associated with the PRODUCT CHANGE. Upon completion of its efforts, the Company shall submit to Supplier, for reimbursement by Supplier, an invoice of the Company's "unreasonable expenses" within forty-five (45) calendar days after the Company's receipt of such invoice.

     Issuing a Class A or AC product Change Notification shall not constitute an agreement to provide such a change, but shall be construed as a recommendation by the Supplier that the change is absolutely necessary.